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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchange Act of 1934


                         Date of Report:  May 24, 2000
                         -----------------------------

                          FIRST PLACE FINANCIAL CORP.
                          ---------------------------
            (Exact name of registrant as specified in its charter)


         Delaware                         0-25049                  34-1880130
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(State or other jurisdiction      (Commission File Number)       (IRS Employer
     of incorporation)                                         Identification #)



    185 E. Market Street, Warren, OH                                 44482
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(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including are code   (330) 373-1221
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                                      N/A
                                      ---
         (Former name or former address, if changed since last report)
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Item 5  Other Events

On May 12, 2000, the Company issued the following press release:

First Place Financial Corp. Completes Acquisition of Ravenna Savings Bank

WARREN, Ohio (May 12, 2000) - First Place Financial Corp. (NASDAQ-FPFC) reported that its acquisition of Ravenna Savings Bank announced in November of 1999 has become effective as of the close of business on Friday, May 12. Immediately upon completion of the merger, Ravenna was merged into First Federal Savings and Loan Association of Warren, the subsidiary of First Place Financial Corp. Ravenna's five branch offices will open for business on May 13, 2000 as offices of First Federal.

"This acquisition is consistent with our previously stated growth plans and provides First Place Financial an opportunity to expand into attractive, high growth markets," said Steven R. Lewis, President and CEO of First Place Financial. "We will now have a billion dollar bank that will be well positioned to pursue other growth opportunities."

As of March 31, 2000, First Place had total assets of $825.7 million, deposits of $466.8 million and shareholders' equity of $126.3 million. On the same date, Ravenna Savings Bank had total assets of $203.4 million, deposits of $122.8 million and shareholders' equity of $12.1 million.

"We believe that this transaction will benefit our shareholders, customers, employees and community," said Earl T. Kissel, President and CEO of Ravenna Savings Bank. "First Place is one of northeast Ohio's premier community financial institutions. As part of First Place, we will be in a stronger competitive position in the years ahead."

First Federal specializes in community banking with eleven full-service offices in Trumbull and Mahoning Counties along with six loan production offices in Northeast Ohio. Ravenna has five offices in Portage, Summit and Medina Counties.



                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             FIRST PLACE FINANCIAL CORP.

Date:  May 24, 2000                          By:  /s/  Steven R. Lewis
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                                                  Steven R. Lewis,
                                                  President and CEO